                                     AGREEMENT

                                      BETWEEN

                       ATLAS PETROLEUM INTERNATIONAL LIMITED

                                        AND

                           SUMMIT PARTNERS MANAGEMENT CO.


                                    RELATING TO:

                             OIL PROSPECTING LICENSE 75

                            FEDERAL REPUBLIC OF NIGERIA

                                  TABLE OF CONTENTS

ARTICLE 1                                                             2
     1.0 DEFINITIONS                                                  2

ARTICLE 2                                                             4
      2.0 TERM                                                        4

ARTICLE 3                                                             5
     3.0 ASSIGNMENT                                                   5

ARTICLE 4                                                             6
     4.0 GOVERNMENT APPROVAL                                          6

ARTICLE 5                                                             7
     5.0 REPRESENTATIONS AND WARRANTIES; INDEMNITY                    7

ARTICLE 6                                                             9
     6.0 SUMMIT'S OBLIGATIONS                                         9

ARTICLE 7                                                             10
     7.0 PRODUCTION, TAXES AND ROYALTIES                              10

ARTICLE 8                                                             12
      8.0 CONDITIONS PRECEDENT                                        12

ARTICLE 9                                                             14
     9.0 OTHER AGREEMENTS/LEGISLATION                                 14

ARTICLE 10                                                            19
     10.0 FORCE MAJEURE                                               19

ARTICLE 11                                                            20
     11.0 ASSIGNMENT                                                  20

ARTICLE 12                                                            21
     12.0 GOVERNING LAW, ARBITRATION AND LIABILITIES                  21

ARTICLE 13                                                            24
     13.0 NOTICIES                                                    24

ARTICLE 14                                                            25
     14.0 CONFIDENTIALITY                                             25

ARTICLE 15                                                            27
     5.0 MISCELLANEOUS                                                27

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

                                  AGREEMENT

       THIS AGREEMENT, made and entered into this l7th day of July, 1992, between ATLAS PETROLEUM INTERNATIONAL LIMITED, a corporation organized and existing under the laws of the Federal Republic of Nigeria (hereinafter referred to as "ATLAS"), and SUMMIT PARTNERS MANAGEMENT CO., a corporation organized and existing under the laws of the State of Texas, United States of America (hereinafter referred to as "SUMMIT").

                              W I T N E S S E T H

WHEREAS, ATLAS has been awarded an Oil Prospecting License covering Block 75 in the Federal Republic of Nigeria, a copy of which is attached to this Agreement as EXHIBIT "A" (hereinafter referred to as the "OPL"); and

       WHEREAS, ATLAS has agreed to assign to SUMMIT an undivided thirty percent (30%) interest in the OPL; and

       WHEREAS, SUMMIT desires to acquire from ATLAS an undivided thirty percent (30%) interest in the OPL for the consideration and upon the terms and conditions contained herein; and

       WHEREAS, the OPL has been awarded to ATLAS on condition that ATLAS shall be the Operator of the License Area (as hereinafter defined), which condition shall further be spelled out in the Operating Agreement (as hereinafter defined).

       NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties do hereby agree as follows:

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

ARTICLE 1

1.0 DEFINITIONS

1.1 "AFFILIATE" shall mean, with respect to a Party, a corporation or other entity that controls or is controlled by such Party or a corporation or other entity which controls or is controlled by a corporation or other entity which controls such Party directly or indirectly. For purposes hereof, "control" shall mean ownership by one corporation or other entity of more than twenty-five percent (25%) of the voting rights of the other corporation or other entity.

1.2 "AGREEMENT" shall mean this Agreement between ATLAS and SUMMIT relating to the OPL.

1.3 "APPROVAL DATE" shall mean the date on which the Assignment is approved by the Government.

1.4 "THE 30% INTEREST" shall mean the undivided thirty percent (30%) interest in the OPL to be assigned by ATLAS to SUMMIT hereunder.

1.5 "ASSIGNMENT" shall mean that certain instrument to be executed by ATLAS and SUMMIT whereby ATLAS assigns The 30% Interest to SUMMIT, which shall be substantially in the form set forth in EXHIBIT "B" .

1.6 "ASSIGNMENT DATE" shall mean the date on which ATLAS assigns The 30% Interest to SUMMIT.

1.7 "DOLLARS" or "US$" shall mean the currency of the United States of America.

1.8 "ECODRILL CONTRACT" shall mean that certain Agreement dated February 7, 1992 between ATLAS and Ecodrill U.S. Inc., covering the OPL.

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

1.9 "EXPLORATION COSTS" shall mean Petroleum Costs as such term is defined in the Operating Agreement.

1.10 "FORCE MAJEURE" shall be as defined in Article 10 below.

1.11 "Government" shall mean the Government of the Federal Republic of Nigeria.

1.12 "INTERIM MANAGEMENT COMMITTEE" shall be as defined in Article 9.3 below.

1.13 "LICENSE AREA" shall mean that geographical area covered by the OPL, as more particularly outlined and described in the schedules attached to the OPL and as reduced from time to time in accordance with the provisions of Petroleum Decree 1969 and the Petroleum (Drilling and Production) Regulations 1969, as amended. The License Area is shown on EXHIBIT "C" attached to this Agreement.

1.14 "MANAGEMENT COMMITTEE" shall be as defined in Article 9.2(d) below.

1.15 "MPMR" shall mean the Ministry of Petroleum and Mineral Resources.

1.16 "OIL MINING LEASE" shall mean an Oil Mining Lease resulting from the OPL obtained in accordance with the laws of the Federal Republic of Nigeria.

1.17 "OPERATING AGREEMENT" shall mean the Joint Operating Agreement to be entered into between ATLAS and SUMMIT to govern the conduct of petroleum operations under the OPL and any Oil Mining Leases resulting therefrom, using the document attached as EXHIBIT "D" as the basis for negotiations.

1.18 "PARTICIPATING INTEREST" shall mean the undivided interest held at any given time by ATLAS and, after approval of the Assignment by the Government, by SUMMIT in and to the OPL, the License Area and the Operating Agreement.

1.19 "PARTY" OR "PARTIES" shall mean ATLAS and/or SUMMIT, individually or jointly, as the text may require.

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

1.20 "PAYOUT" shall mean that point in time when SUMMIT has been paid out of revenues attributable to the sale of Hydrocarbons produced from the License Area, after deducting its proportionate share of Royalties and Petroleum Profits Tax, an amount equal to one hundred percent (100%) of the costs and expenses paid by SUMMIT pursuant to the terms of this Agreement. After Payout has occurred, there shall be no reversion to a "before Payout" status.

1.21 "PETROLEUM PROFITS TAX" shall mean the tax imposed upon the sale of Hydrocarbons under the Petroleum Profits Tax Act of 1959, as amended.

1.22 "ROYALTIES" shall be as defined in Article 7.1(a) below.

1.23 All terms, other than the foregoing terms, which are not defined in this Agreement but which are defined in the Operating Agreement shall have the same meaning as expressed in the Operating Agreement.

ARTICLE 2

2.0    TERM

2.1 This Agreement shall be effective as of the date first written above and, except as otherwise provided in this Agreement, shall continue until the occurrence of Payout. Thereafter, the rights, duties and obligations of the Parties with respect to the OPL and the License Area shall be governed by the terms and provisions of the Operating Agreement.

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

ARTICLE 3

3.0 ASSIGNMENT

       3.1    (a)    Subject to the conditions of this Agreement and in exchange for the consideration set forth in Article 6 below, ATLAS hereby agrees to assign The 30% Interest to SUMMIT.

              (b) Subject to the conditions of this Agreement, SUMMIT hereby agrees to accept such assignment of The 30% Interest and to perform its obligations as set forth in Article 6 below.

       3.2 The Assignment shall be free of all liens, claims, mortgages and encumbrances and shall be thirty percent (30%) of one hundred percent (100%) of ATLAS' interests in data, materials, equipment and other assets now owned or hereafter acquired pertaining to or in connection with the OPL (hereinafter referred to as the "Assets").

       3.3 The Assignment shall be executed contemporaneously with the execution of this Agreement. The Assignment shall be subject to approval by the Government and will become effective as of the Approval Date. Between the Parties, the Assignment and this Agreement shall be effective as of the Assignment Date, and ATLAS and SUMMIT shall be bound by this Agreement and shall fully perform all of their respective obligations under this Agreement, pending approval of the Assignment by the Government, in accordance with and subject to the terms of this Agreement.

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

       3.4 AFTER THE APPROVAL OF THE ASSIGNMENT, the RESPECTIVE PARTICIPATING INTERESTS OF THE PARTIES in THE OPL SHALL be AS FOLLOWS:

              COMPANY              PARTICIPATING INTEREST
              -------              ----------------------
              ATLAS                       70%

              SUMMIT                      30%

              THE DISPROPORTIONATE SHARING OF REVENUES CONTEMPLATED BY ARTICLE 7.1(e) SHALL in NO WAY AFFECT THE PARTIES' OWNERSHIP OF THEIR RESPECTIVE PARTICIPATING INTEREST SHARES in THE OPL.

ARTICLE 4

4.0 GOVERNMENT APPROVAL

       4.1 As soon as reasonably possible following the execution of the Assignment, ATLAS shall submit the Assignment to the Government requesting approval of the Assignment. ATLAS shall promptly provide SUMMIT with satisfactory evidence of the submission of the Assignment to the Government. In addition, ATLAS shall keep SUMMIT fully informed with respect to the status of such approval and shall promptly advise SUMMIT of any communications to or from the Government relating to the Assignment. ATLAS agrees to use good faith and reasonable efforts and to perform all reasonable and required acts in order to obtain the Government's approval of the Assignment.

       4.2 ATLAS shall bear and pay any and all benefit, stamp, transfer and documentary taxes, filing, registration, recording and notary fees or similar costs assessed by the Government in connection with the Assignment, and ATLAS agrees to indemnify and hold SUMMIT harmless from any such taxes, fees or other costs relating to the Assignment.

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

ARTICLE 5

5.0 REPRESENTATIONS AND WARRANTIES; INDEMNITY

       5.1    ATLAS hereby represents and warrants that:

              (a) Its corporate entity has been duly formed and currently exists in good standing under the laws of the Federal Republic of Nigeria and that it has full power and authority to execute and deliver, and to complete its obligations under, this Agreement; and the person or persons signing this Agreement and the Assignment on behalf of ATLAS has the authority to do so.

              (b) As of the date of this Agreement and as of the Approval Date, the OPL will be valid and in full force and effect in all respects, without variance or amendment. Prior to the Approval Date, without the prior written approval of SUMMIT (which approval SUMMIT shall not delay or withhold unreasonably), ATLAS shall not amend, surrender or withdraw from the OPL.

              (c) To the best of its knowledge, no act or omission of or affecting ATLAS or affecting the OPL has occurred or will occur prior to the Approval Date which would entitle the Government to revoke or modify the OPL.

              (d) All of the obligations contained in the OPL requiring performance on or before the Assignment Date have been fully and timely performed by ATLAS.

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

              (e) As of the Assignment Date, The 30% Interest will have good and defensible title and will not be subject to any material adverse contractual obligations, or any mortgages, pledges, liens, burdens or other encumbrances created by ATLAS and there is no agreement to create the same.

              (f) There are no outstanding lawsuits or other proceedings and there has been no judgment or award given or made by any court, tribunal or governmental agency which relates to or is connected with or relating to the OPL and, to the best of its knowledge, there are no outstanding claims which would affect the OPL or The 30% Interest being assigned to SUMMIT pursuant to this Agreement.

              (g) No payments were made or will be made, or consideration given or will be given to obtain the OPL in violation of Nigerian law or which would be in violation of the laws of the United States of America or the State of Texas, if such payments were made or such consideration were given by SUMMIT.

              (h) As of the Assignment Date, ATLAS will be the sole legal and beneficial owner of The 30% Interest with the right to sell, transfer and assign the full legal and beneficial ownership of The 30% Interest to SUMMIT.

              (i) The Ecodrill Contract has terminated by its own terms and is no longer in force effect with respect to any part of the OPL.

              (j) ATLAS shall indemnify and hold SUMMIT harmless from any costs, expenses, claims, demands, actions or other liability which SUMMIT may incur as a result of the failure of any of the representations and/or the breach of any of the warranties contained in this Article 5.1, including without limitation those claims, demands or actions that may be made by Ecodrill U.S., Inc. arising out of the previous Ecodrill Contract.



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

       5.2     SUMMIT hereby represents and warrants that:

              (a) Its corporate entity has been duly formed and currently exists in good standing under the laws of the State of Texas and that it has full power and authority to execute and deliver, and to complete its obligations under, this Agreement; and the person or persons signing this Agreement and the Assignment on behalf of SUMMIT has the authority to do so.

              (b) The execution and delivery of this Agreement by SUMMIT is authorized by sufficient corporate action and, on the Assignment Date, SUMMIT will have all necessary corporate power and authority to execute and accept the Assignment.

              (c) SUMMIT has the ability to meet all of its financial obligations hereunder.

              (d) SUMMIT has not gone into liquidation, made an assignment for the benefit of creditors, declared or been declared bankrupt or insolvent by a competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so.

ARTICLE 6

6.0 SUMMIT'S OBLIGATIONS

       6.1 For and in consideration of receiving The 30% Interest from ATLAS, after SUMMIT has moved a drilling rig into the License Area and is set to commence actual drilling but prior to commencement of actual drilling, SUMMIT shall pay to ATLAS the sum of us Dollars One Million (US$1,000,000.00); provided, however, that SUMMIT shall have no obligation hereunder to make such payment until all of the conditions precedent set forth in Article 8.1 have been fully satisfied (or waived by SUMMIT and ATLAS has obtained the clearance of all necessary approvals, permits, etc.

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

       6.2 Prior to Payout, and subject to the terms of Article 7, SUMMIT shall bear and pay the following costs and expenses:

              a. All Exploration Costs incurred for the Joint Account on the License Area;

              b. In the event of a Commercial Discovery of Hydrocarbons, all costs of all wells incurred on any Oil Mining Lease(s) resulting from the OPL; and

              c.     All operating costs incurred on said Oil Mining Lease(s).

       6.3 After Payout, all costs and expenses attributable to the License Area shall be borne and paid by the Parties according to their respective Participating Interests in accordance with the terms and provisions of the Operating Agreement.

ARTICLE 7

7.0 PRODUCTONS, TAXES AND ROYALTIES

7.1 Upon evidence of the successful completion of a commercially viable well on the License Area and the sale of Hydrocarbons produced therefrom, revenues from the sale of Hydrocarbons shall be applied and/or distributed in the following manner and order of priority:

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

              (a) Payment of royalties and other obligations to the MPMR pursuant to the terms of the OPL and/or any Oil Mining Leases resulting therefrom ("Royalties");

              (b) Payment of Petroleum Profits Taxes and any other taxes charged to the Parties, whether attributable to operations on the License Area or to the Hydrocarbons sold therefrom;

              (c) Payment of all actual ongoing costs, fees and expenses of any kind whatsoever, including but not limited to general administrative and overhead costs and interest expense, incurred in connection with (i) the exploration, development, operation or maintenance of the OPL and the License Area for the production of Hydrocarbons, and (ii) the lifting, handling, gathering, producing, treating, storing, marketing or transporting of Hydrocarbons from the OPL/Oil Mining Leases and the License Area (such costs, fees and expenses are hereinafter referred to as "Costs");

              (d) Distribution into a reserve fund such funds as may be necessary to pay anticipated future Costs, the amount of such reserve to be established and/or adjusted from time to time by the Management Committee; and

              (e) Any remaining revenues shall be distributed to the Parties as follows:

                     (i) Until Payout, ATLAS shall receive forty percent (40%) and SUMMIT shall receive sixty percent (60%) of such remaining revenues; and

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

                     (ii) After Payout, ATLAS shall receive seventy percent (70%) and SUMMIT shall receive thirty percent (30% ) of all revenues in accordance with the terms and provisions of the Operating Agreement.

       7.2 Prior to Payout, neither Party shall have the right to take in kind any of the Hydrocarbons produced from any and all Oil Mining Leases resulting from the OPL. All such production shall be marketed and sold under the direction of the Management Committee in accordance with the terms of the Operating Agreement. Royalties and Petroleum Profits Taxes shall be allocated to the Parties in the same proportion as revenues are being allocated to them under
              Article 7.1 (e) above.

       7.3 After Payout, ATLAS and SUMMIT shall each be entitled to take and receive their respective Participating Interest shares of all Hydrocarbons produced from any and all Oil Mining Leases resulting from the OPL in accordance with the terms and provisions of the Operating Agreement.

       7.4 After Payout, ATLAS and SUMMIT shall separately pay Royalties and Petroleum Profits Tax on the share of Hydrocarbons actually received by each Party.

ARTICLE 8

8.0 CONDITIONS PRECEDENT

       8.1 SUMMIT's obligation to make any payments or the performance by SUMMIT of its other obligations under this Agreement shall be subject to the prior satisfaction of the following conditions:

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

              (a) Execution and delivery of the Assignment by ATLAS to SUMMIT and approval of such Assignment by the Government;

              (b) Recording of the OPL and the Assignment from ATLAS to SUMMIT in the appropriate records;

              (c) Appropriate action by the Government acceptable to SUMMIT's to legally permit and authorize SUMMIT to own up to a thirty percent (30%) interest in the OPL and any resulting Oil Mining Lease(s) and to share in any Hydrocarbons produced therefrom and the revenues from the sale of such Hydrocarbons;

              (d) Assurances satisfactory to SUMMIT by the Government that SUMMIT and its successors and assigns may freely export and sell their share of Hydrocarbons produced from any Oil Mining Lease(s) resulting from the OPL and may retain abroad the proceeds of such sales; and

              (e) The negotiation and execution of a mutually acceptable Operating Agreement between ATLAS and SUMMIT in accordance with the provisions of Article 9.1 and 9.2 below.

       8.2 If any of the conditions set forth in Article 8.1 have not been satisfied in the sole opinion of SUMMIT or waived in writing by SUMMIT within a period of thirty (30) days from the date of this Agreement, SUMMIT shall have the right and option, but not the obligation, to terminate this Agreement by giving written notice to ATLAS. In any event, failure by ATLAS to satisfy such conditions relieves SUMMIT of its obligations hereunder until such conditions are satisfied by ATLAS or waived by SUMMIT.

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

ARITCLE 9

9.0 OTHER AGREEMENTS/LEGISLATION

       9.1 The activities of the Parties in the License Area shall be governed by the terms of the OPL and the Operating Agreement. The Parties shall use their best efforts to negotiate and execute the Operating Agreement within thirty (30) days after the date of this Agreement. If the Operating Agreement has not been executed within that period, SUMMIT and ATLAS each shall have the right and option, but not the obligation, to elect to terminate this Agreement. In any event, SUMMIT shall be relieved of its obligations hereunder until the Operating Agreement has been executed.

       9.2 The Operating Agreement shall include, among other things, the following provisions:

              (a) ATLAS shall be the Operator of the License Area on behalf of ATLAS and SUMMIT.

              (b) ATLAS, as Operator of the License Area, shall delegate to SUMMIT the authority under the Operating Agreement to obtain or provide services and technical and operational expertise necessary or appropriate for the conduct of operations on the License Area, including without limitation the recruitment of necessary experts and technical personnel. The Patties will use good faith efforts to employ Nigerian personnel and companies to the extent the same are available and qualified, and the Patties shall vigorously pursue transfer of technology until the number of expatriate personnel is reduced to the barest minimum in compliance with Nigerian law.

              (c) The Parties shall enter into a mutually agreeable initial work program in compliance with the terms of the OPL, pursuant to which the Parties will conduct operations on the License Area, including without limitation geological and geophysical operations, seismic studies, drilling and completion operations, seismic studies and any other necessary or appropriate operations in connection with the License Area.

              (d) ATLAS and SUMMIT shall form a management committee (the "Management Committee") which shall serve as the decision-making body for the Parties. The Management Committee, which shall consist of seven members, shall exercise overall supervision and control of all

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

                     matters pertaining to the License Area. Each Party shall appoint three representatives to serve on the Management Committee. In addition, until Payout, SUMMIT shall be entitled to appoint one additional representative who must be approved by ATLAS, and after Payout ATLAS will be entitled to appoint such additional representative. The representatives shall be authorized to attend, represent and exercise the rights, powers and authorities of, and bind the Patties with respect to any matter within the authority or power of the Management Committee. Any member of the Management Committee may delegate its voting authority to any other member.

              (e) The Management Committee shall, among other things, have the authority to do the following:

                     (i) approve plans for the exploration of the License Area, the drilling and completion of wells thereon and the production of Hydrocarbons therefrom; and

                     (ii) approve a regularly prepared budget to govern activities with respect to the License Area; provided, however, that any such budget must be unanimously approved by the Management Committee.

              (f) The positions of Managing Director, Operations Manager, Financial Director and Financial Controller shall be established and their duties, authority and responsibilities shall be fully described in the Operating Agreement. The Managing Director and the Operations Manager shall manage, administer and operate all day-to-day business and affairs on the License Area. ATLAS shall be entitled to appoint the Managing Director and SUMMIT shall be entitled to appoint the Operations Manager.

              (g) Prior to Payout, SUMMIT shall be entitled to appoint the Financial Director and ATLAS shall be entitled to appoint the Financial Controller. After Payout, such Financial Director shall be appointed by ATLAS and the Financial Controller shall be appointed by SUMMIT. The Financial Director shall establish the primary banking relationship for the Parties with a Swiss bank such as Union Bank of Switzerland, or such other bank as the Financial Director may from time to time select with the approval

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

                     of the Management Committee. All transactions with respect to the License Area shall be conducted in Dollars, except to the extent otherwise required under the OPL.

              (h) For the period during which both ATLAS and SUMMIT own an interest in the License Area, (i) SUMMIT agrees that neither it nor any of its Affiliates shall enter into the Oil and Gas Business in the Federal Republic of Nigeria; and (ii) ATLAS agrees that neither it nor any of its Affiliates shall acquire any right or interest in the Oil and Gas Business in the Federal Republic of Nigeria unless ATLAS or its Affiliates first offer to SUMMIT the right to acquire an undivided thirty percent (30%) of such right or interest to be acquired by ATLAS in the Oil and Gas Business. ATLAS shall promptly notify SUMMIT in writing of each and every proposed acquisition and SUMMIT shall have thirty (30) days after receipt of each notice within which to elect to participate in the acquisition described in such notice. For purposes hereof, "Oil and Gas Business" means (i) the acquisition and ownership of any oil and gas properties or interests of any kind whatsoever ("Oil and Gas Interests"); (ii) the exploration, development or operation of Oil and Gas Interests; (iii) the marketing, gathering, compression, treating or processing of oil and gas production; or (iv) the transportation of oil and gas production.

       9.3 In the case of a conflict between the provisions of this Agreement and the Operating Agreement, except as otherwise specifically provided in the Operating Agreement, the provisions of this Agreement shall govern as between the Parties.

       9.4 To facilitate the orderly conduct of operations on the License Area under the OPL pending the execution of the Operating Agreement, the Parties shall establish an interim management committee (the "Interim Management Committee") upon execution of this Agreement which shall serve as the decision-making body for the Parties until execution of the Operating Agreement. The Interim Management Committee shall exercise overall supervision and control of all matters pertaining to the License Area. Each Party shall appoint one representative to serve on the Interim Management Committee. Each representative

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              shall be deemed authorized to attend, represent and exercise the rights, powers and authorities of, and bind that Party with respect to any matter within the authority or power of the Interim Management Committee.

       9.5 Either member of the Interim Management Committee may convene a meeting of the Interim Management Committee upon three (3) days' advance written notice. Proposals for activities on the License Area shall be in writing and shall, to be effective, be approved by all members of the Interim Management Committee.

       9.6 ATLAS shall obtain all necessary or appropriate licenses, permits or other official (or unofficial) clearances to permit the exploration and development of the License Area (OPL 75) and the marketing of Hydrocarbons therefrom, including without limitation
              (a) approvals from the MPMR and other necessary or appropriate governmental agencies to ensure that production from the License Area participates pro rata under any production or sales limitation imposed by OPEC or any like organization, and (b) an oil allocation contract for the benefit of the Parties, where possible.

ARTICLE 10

10.0 FORCE MAJEURE

       10.1 No Party hereto shall be liable for any failure to perform, or delay in performing, any of its obligations hereunder, other than its obligations to pay money, to the extent that such performance has been delayed, prevented or otherwise hindered by an event of "Force Majeure." For purposes hereof, the term "Force Majeure" shall include, but not limited to, hostilities, restraints of rulers or people, revolution, civil commotion, strike, labor disturbances, epidemic, accident, fire, lightning, f1ood, wind, storm, earthquake, explosion, blowout, crater, blockade or embargo, lack of or failure of transportation facilities or any law, proclamation, regulation or ordinance, demand or requirement of any government or any government agency having or claiming to have jurisdiction over the Parties hereto, or any act of God, or any other act of Government, act of omission of supplier or any other cause, whether of the same or different nature, existing or future, that is beyond the control and without the fault or negligence of the Party assessing benefit of this Article.


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

       10.2 If Force Majeure causes a suspension of an obligation of any Party, that Party shall give notice as soon as reasonably possible to the other Party stating the date and extent of the suspension and the nature of the Force Majeure. Any Party whose obligation has been suspended shall take all reasonable steps to remove the Force Majeure situation and shall resume the performance of that obligation as soon as reasonably possible after the removal of the Force Majeure and shall so notify the other Party. Force Majeure as to one obligation is not, PER SE, Force Majeure as to any other obligations.

       10.3 The settlement of strikes and lockouts shall be entirely within the discretion of the affected Party, and the requirement that Force Majeure shall be remedied with all reasonable dispatch, shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such a course is deemed inadvisable in the discretion of the affected Party.

ARTICLE 11

11.0 ASSIGNMENT

       11.1 Neither Party may assign, transfer or otherwise dispose of all its rights or obligations hereunder, except to an Affiliate, without the prior written consent of the other Party. Any assignee or successor shall be bound by the terms of this Agreement, and any assignment shall be subject to any required approvals by the MPMR. In the event a Party makes an assignment to an Affiliate, the Party shall promptly notify the other Party of such assignment.

       11.2 At any time after the earlier to occur of (a) the date which is ninety (90) days after completion or abandonment of three (3) wells drilled on the License Area, and (b) December 31, 1993, SUMMIT shall have the option to withdraw from this Agreement and reassign its Participating Interest to ATLAS (or its designee) and thereafter SUMMIT shall have no further rights or obligations hereunder; provided, however, that SUMMIT shall be entitled to continue to receive its Participating Interest share of revenues attributable to the sale of Hydrocarbons from wells drilled on the License Area prior to the date of its election to reassign.

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       11.3   In the event that SUMMIT elects to reassign its Participating
              Interest to ATLAS(or its designee) pursuant to Article 11.2 above, ATLAS hereby agrees to accept such reassignment and to protect, indemnify and hold SUMMIT harmless from and against any and all costs, expenses and liabilities arising after the date of SUMMIT's election to reassign in connection with the License Area, whether under the OPL, any Oil Mining Lease resulting therefrom, this Agreement, the Operating Agreement, or otherwise. SUMMIT hereby agrees to protect, indemnify and hold ATLAS harmless from and against any and all costs and expenses arising from obligations contracted for by SUMMIT prior to the date of SUMMIT's election to reassign.

ARTICLE 12

12.0 GOVERNING LAW, ARBITRATION AND LIABILITIES

       12.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Nigeria, except such provisions hereof which would require the application of the laws of another jurisdiction. For purposes of enforcing any arbitration award rendered pursuant to the provisions of Article 12.2 below,
              (a) SUMMIT hereby appoints the Secretary of State of the State of Texas in Austin, Texas, as its agent for service of process and hereby waives any claim of lack of jurisdiction of the courts of Texas over SUMMIT or any award, and agrees that any such award shall be enforceable in Texas; and (b) ATLAS hereby appoints the Attorney General of the Federal Republic of Nigeria as its agent for service of process and hereby waives any claim of lack of jurisdiction of the courts of the Federal Republic of Nigeria over ATLAS or any such award, and agrees that any such award shall be enforceable in the Federal Republic of Nigeria.

       12.2 Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be settled before an arbitration committee composed of two arbitrators, one to be appointed by ATLAS and one to be appointed by SUMMIT, in accordance with the Rules of Reconciliation and Arbitration of the International Chamber of Commerce, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of

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              arbitration shall be Geneva, Switzerland, and all proceedings shall be conducted in the English language. A dispute shall be deemed to have arisen when any Party gives notice to the other Party to that effect.

       12.3 Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable to the other Party for loss of prospective profits, or special, indirect or consequential damages, in connection with this Agreement or with respect to any operations related thereto.

       12.4 Subject to the other provisions of this Agreement, the OPL, any Oil Mining Lease resulting therefrom, the Operating Agreement, the Participating Interests of the Parties shall be owned and held severally and not jointly or collectively, in undivided interests, and each Party waives for itself, and for and on behalf of its successors and assigns, all rights of partition.

       12.5 Each Party is solely and individually responsible for any and all taxes which may become due with respect to that Party's earnings or income resulting from the operations contemplated under this Agreement, as well as from any other source (including its own depreciation and amortization policy); provided that each Party shall indemnify, defend and hold harmless each other Party from and against any loss, cost or liability arising from that Party's obligations.

       12.6 The obligations and liabilities of the Parties are several and not joint.

       12.7 It is the intention of the Parties that this Agreement shall not be regarded as a partnership, and the Parties agree that the Agreement shall not be construed to create the relationship between the Parties of a tax partnership. Each Party acknowledges that there is no obligation to jointly compute or report any item of income, gain, loss, credit or deduction. All items of income, gain, loss, credit or deduction derived by each Party under the Agreement may and shall be separately determined for their separate accounts without the requirement or necessity for computing partnership income or loss. Each Party elects exclusion from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle A of the United States Internal Revenue Code of 1986, as amended (the "Code"). SUMMIT is authorized, after due consultation with ATLAS, to execute and file on behalf of each Party the elections, statements and related documents with appropriate officers of the United States Internal Revenue Service which may be

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

              necessary and desirable under the provisions of Section 761 of the Code and the regulations thereunder to perfect exclusion from the provisions of Subchapter K.

ARTICLE 13

13.0 NOTICES

       13.1 Any notice to be given hereunder shall be in writing and may be delivered by hand, sent by certified or registered mail or transmitted by cable or facsimile to the relevant address get forth below, or such other address as may be communicated by the relevant Party to the other Party from time to time. Any notice, communication or delivery hereunder shall be deemed to have been duly made when personally delivered to, or when a cable or facsimile bas been received at, the address indicated below; or if mailed, when received by the Party charged with such notice at the address indicated below.

       13.2   The relevant addresses for all notices shall be as follows:

              If to ATLAS :

              Atlas Petroleum International Limited
              No. IB Ibiyinka Olorunibe Close
               Off Ahmodu Ojikuta Street
              Victoria Island
              Lagos
              Nigeria
              Attention: Alhaji Ndanusa
              Telephone No.: (234)(1)615296
              Facsimile No.: (234)(1)615689

              If to SUMMIT:
              Summit Partners Management Co.
              2200 Ross Avenue, Suite 4300E, LB170
              Dallas, Texas 75201 U.S.A.
              Attention: Don V. Ingram
              Telephone No.: (214) 220-4300
              Facsimile No.: (214) 220-4349

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ARTICLE 14

14.0 CONFIDENTIALITY

       14.1 Upon execution of this Agreement, SUMMIT shall be entitled to all data and information developed with respect to the OPL or the License Area. In this regard, ATLAS shall make available to
              SUMMIT: (a) copies of all decrees, permits, licenses, contracts, agreements and any other documents relating to the OPL or the License Area, including any English translations of the same: (b) all geological and geophysical data, maps, models, interpretations and other technical data relating to the OPL or the License Area; and any work programs and/or budgets relating to the OPL or the License Area which have been submitted to the Government, together any and all correspondence or other communications with Government regarding the same.

       14.2 The Parties agree to keep the terms of this Agreement, commercial, contractual and financial information with respect to or pertaining to the OPL or the License Area, as well as all data and information referred to in Article 14.1 (hereinafter referred to as the "Information"), strictly confidential and shall not disclose the information to any third party other than an Affiliate, or its attorneys, or agencies delegated by the Federal Republic of Nigeria, without the prior written consent of the other Party and, when the OPL or applicable Nigerian laws so requires, the Government.

       14.3 The obligation of confidentiality in Article 14.2 shall not apply to:

              (a) Information which becomes available to any Party or its respective Affiliates from a third party as a matter of right without restriction of disclosure;

              (b) Information which is, or which becomes, part of the public domain; and

              (c) Information requested by governmental, judicial or financial authorities under the laws, rules or regulations of the United States of America or the Federal Republic of Nigeria.

       14.4 Nothing in Article 14.2 shall prevent a Party from disclosing Information to:

              (a) Employees, Affiliates, consultants, contractors and sub-contractors to the extent required for the efficient conduct of operations on the License Area, provided such Information is disclosed on terms which provide for the Information to be treated as confidential by the recipient and, in the

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                     case of disclosures to consultants, contractors and
                     sub-contractors, the Party making disclosure obtains form such individuals or entities prior to making disclosure a written confidentiality undertaking no less restrictive than the obligation of the disclosing Party under Article 14.1;

              (b) Any bank or financial institution from which a Party may seek financing, after receiving from it a confidentiality agreement; and

              (c) Any recognized stock exchange upon whicl1 the shares of the disclosing Party, or an Affiliate, are listed, provided that the Party is required to reveal such Information by applicable Jaw or regulation, and to shareholders to the extent a Party must disclose Information in an annual or periodic report.

ARTICLE 15

15.0 MISCELLANEOUS

       15.1 The captions and headings for the Articles of this Agreement are made for convenience only and shall not be interpreted or construed so as to limit or in any way or change the substantive provisions of any part of this Agreement.

       15.2 None of the rights, requirements or provisions of this Agreement shall be deemed to have been waived by any Party by reason of such Party's failure to enforce any right or remedy granted it hereunder or to take advantage of any default, and each Party shall at all times hereunder have the right to require the strict compliance of the other Parties to the provisions of this Agreement.

       15.3 Except as otherwise provided herein, this Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether oral or written, of the Parties.

       15.4 The Parties acknowledge that SUMMIT is subject to the laws of the United States of America and the Parties agree to use their best efforts to ensure that no actions under this Agreement or the Operating Agreement shall be taken or permittes which are in contravention of such laws.

       15.5 Each Party shall do all such further acts and execute and deliver all such further documents, as shall be reasonably required, in order to fully perform and carry out this Agreement.

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       15.6   This Agreement shall inure to the benefit of, shall bind, and shall be enforceable by and against each Party and its respective successors and assigns.

       15.7 Each of the Parties represents and warrants to the other that it has not made any arrangement or in any way incurred any liability for a finder's fee or any other remuneration to a broker, finder or agent whereby the other Party hereto might become liable for any such fee or other remuneration, and if any such fee or any remuneration becomes payable by any Party hereto as a result of any arrangements made by the other Party, the Party which has made such arrangement agrees to protect, defend, indemnify and hold hann1ess the other Party hereto to the full extent of such liability.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Agreement in triplicate originals on the day, month and year first written above.


SUMMIT PARTNERS MANAGEMENT CO.

By: Don V. Ingram, President              By: Scott C. Larsen, Senior Vice
                                              President


ATLAS PETROLEUM INTERNATIONAL LIMITED

By: Prince Arthur Eze, Chairman           By: Alhaji Ndanusa, Vice Chairman

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Exhibit "A"

[copy of letter dated March 27, 1991 from the Nigerian Minister of Petroleum Resources to The Group Chairman, Atlas Petroleum Int. Ltd. Re : Grant of Oil Prospecting License: Authorization to Commence Operation in OPL 75]





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

EXHIBIT "B" ASSIGNMENT

FOR GOOD AND VALUABLE CONSIDERATION, ATLAS PETROLEUM INTERNATIONAL LIMITED, being a corporation organized and existing under the laws of the Federal Republic of Nigeria ("ATLAS"), hereby assigns to SUMMIT PARTNERS MANAGEMENT CO., a corporation organized and existing under the laws of the State of Texas ("SUMMIT"), an undivided thirty percent (30% ) interest in and to the rights, privileges, benefits, duties, burdens and obligations in and under Oil Prospecting License 75, dated March 27, 1991, hereinafter the "OPL ". After Government approval of this Assignment, the parties to the OPL and their interests shall be as follows:

COMPANY                     PARTICIPATING INTEREST
-------                     ----------------------
SUMMIT                             30%

ATLAS                              70%

This Assignment shall become effective as of the date signed, subject to the written consent and approval of the Minister of Petroleum and Mineral Resources.

IN WITNESS WHEREOF, the parties have executed this Assignment on this 17th day of July, 1992, but effective as of the date set forth above.

SUMMIT PARTNERS MANAGEMENT CO.

By:                                       By:
   -----------------------------             -----------------------------

Don V. Ingram, President                   Scott C. Larsen, Senior Vice
                                           President

ATLAS PETROLEUM INTERNATIONAL LIMITED

By:                                       By:
   -----------------------------             -----------------------------

Prince Arthur Eze, Chairman                  Alhaji Ndanusa, Vice Chairman

APPROVED on this            day of                      1992.

By:
   ----------------------------

Title:
   ----------------------------



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